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                                                                Exhibit (m)(iii)


                                    [FORM OF]


                          DISTRIBUTION AND SERVICE PLAN
                             PURSUANT TO RULE 12b-1
                                (CLASS 3 SHARES)

      DISTRIBUTION AND SERVICE PLAN adopted as of the 22nd day of May, 2001, as amended [Date], by SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), on behalf of the Class 3 shares of its separately designated series listed on Schedule A (each, a "Portfolio").

                              W I T N E S S E T H:

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and

      WHEREAS, each Portfolio is a separately designated investment series of the Trust with its own investment objective, policies and purposes offering 3 separate classes of shares of beneficial interest, par value $.01 per share, of the Trust (the "Shares"); and

      WHEREAS, the Trust has entered into a Distribution Agreement with SunAmerica Capital Services, Inc. (the "Distributor"), pursuant to which the Distributor acts as the exclusive distributor and representative of the Trust in the offer and sale of the Shares; and

      WHEREAS, the Trust has entered into various Fund Participation Agreements with each of Anchor National Life Insurance Company ("Anchor National") and First SunAmerica Life Insurance Company ("First Sun") (together the "Life Companies"), as amended from time to time (the "SunAmerica Series Trust Fund Participation Agreements"), pursuant to which the Trust has agreed to make shares of certain Portfolios available for purchase by one or more of the Life Companies' segregated asset accounts or divisions thereof, in connection with the allocation by contract and policy owners of purchase payments to corresponding investment options offered under variable annuity contracts and variable life insurance policies (collectively "Variable Insurance Contracts") offered by the Life Companies; and

      WHEREAS, the Trust desires to adopt this Distribution and Service Plan (the "Plan") pursuant to Rule 12b-1 under the 1940 Act, pursuant to which the Trust will pay a service fee to the Life Companies with respect to Class 3 shares of the Trust and pursuant to which each Portfolio participating in this Plan will authorize payments to the Distributor, as provided in Section 2 hereof, to pay for activities in connection with the distribution of Shares of each Portfolio; and

      WHEREAS, the Board of Trustees of the Trust (the "Trustees") as a whole, and the Trustees who are not interested persons of the Trust and who have no direct or indirect financial
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interest in the operation of this Plan or in any agreement relating hereto (the
"12b-1 Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit each Portfolio and its Class 3 shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

      NOW THEREFORE, the Trust on behalf of each Portfolio hereby adopts this Plan on the following terms:

      1. Account Maintenance Activities. The Portfolio agrees to pay the Life Companies a service fee at the end of each month at an annual rate of up to 25 basis points (.25%) of the average daily net assets attributable to Class 3 shares of the Portfolio to compensate the Life Companies for costs associated with the servicing of the Class 3 shares of the Portfolio, including, but not limited to, the cost of reimbursing the Life Companies for expenditures made to financial intermediaries for providing services to contract holders who are indirect beneficial owners of Class 3 shares of the Portfolio. Such services are not intended to relate to the sale, promotion or marketing of the Class 3 shares. The service fee shall be paid to the Life Companies pursuant to the terms of the SunAmerica Series Trust Portfolio Participation Agreements or any Addendums thereto. Payment of the service fee described in this Section 1 shall be subject to any limitations set forth in applicable regulations of the National Association of Securities Dealers, Inc. The Life Companies may collect service fees in any given year, which exceed the expenditures made during such year to financial intermediaries for the purposes stated above.

      2. Distribution Activities. The Portfolio may from time to time participate in directed brokerage programs, approved by the Trustees, whereby a portion of the brokerage commissions generated by the Portfolio will be used to make payments to the Distributor to pay various distribution activities, including those described below. Such payments to the Distributor shall not exceed an annual rate of 75 basis points (.75%) of the average daily net assets attributable to Class 3 shares of the Portfolio to compensate the Distributor and certain financial intermediaries ("Financial Intermediaries") to pay for activities principally intended to result in the sale of Shares of the Portfolio. Expenses permitted to be paid pursuant to this Plan shall include, but not necessarily be limited to, the following costs:

            A. Printing and mailing of Portfolio prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Variable Insurance Contract owners;

            B. Development, preparation, printing and mailing of Portfolio advertisements, sales literature and other promotional materials describing and/or relating to the Portfolio and including materials intended for use within the Life Companies, or for broker-dealer only use or retail use;

            C. Holding or participating in seminars and sales meetings designed to promote the distribution of Portfolio shares;


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            D.    Marketing or servicing fees requested by broker-dealers or other Financial Intermediaries who sell Variable Insurance Contracts;

            E. Obtaining information and providing explanations to Variable Insurance Contract owners regarding the Portfolio's investment objectives and policies and other information about the Portfolio, including the performance of the Portfolio;

            F. Training sales personnel regarding sales of Variable Insurance Contracts and underlying Shares of the Portfolio;

            G. Compensating Financial Intermediaries and/or their registered representatives or other authorized agents in connection with the allocation of cash values and premiums of the Variable Insurance Contracts relating to the Portfolio; and

            H. Financing any other activity that the Trust's Board of Trustees determines is primarily intended to result in the sale of Shares.

            This Plan will call for the Portfolio to pay, from its net assets, the legal and administrative costs associated with the creation, implementation and operation of the Plan including the cost of soliciting shareholder approval of the Plan and the expenses associated with such solicitation.

            This Plan shall cover such payments to the extent they are deemed to relate, under Rule 12b-1, to the financing of any activity that is primarily intended to result in the sale of such shares. The amount of the payments shall be subject to applicable laws and regulations.

      3. Payments to Other Parties. The Portfolio hereby authorizes the Distributor and Life Companies to enter into agreements with Financial Intermediaries to provide compensation to such Financial Intermediaries for activities and services of the type referred to in Sections 1 and 2 hereof. The Distributor and Life Companies may reallocate all or a portion of their representative distribution and account maintenance fees to such Financial Intermediaries as compensation for the above-mentioned activities and services. Such agreements shall provide that the Financial Intermediaries shall deliver to the Distributor and Life Companies such information as is reasonably necessary to permit the Life Companies to comply with the reporting requirements set forth in Section 5 hereof.

      4. Related Agreements. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

            (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the 12b-1 Trustees or, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class B shares of the Portfolio, on not more than 60 days' written notice to any other party to the agreement; and


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            (b)   that such agreement shall terminate automatically in the event of its assignment.

      5. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan with respect to Class 3 shares of the Portfolio and any related agreement and the purposes for which such expenditures were made.

      6.    Term and Termination.
            (a) This Plan shall become effective as of the date hereof, and, unless terminated as herein provided, shall continue from year to year thereafter, so long as such continuance is specifically approved at least annually by votes, cast in person at a meeting called for the purpose of voting on such approval, of a majority of both the (i) the Trustees of the Trust, and (ii) the 12b-1 Trustees.

            (b) This Plan may be terminated at any time by vote of a majority of the 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class 3 shares of the Portfolio.

      7. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Sections 1 and 2 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of Class 3 shares of the Portfolio, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in
      Section 6(a) hereof. The addition of the name of a Portfolio to Schedule A and the deletion of the name of a Portfolio from Schedule A shall not be deemed to be an amendment of this Plan with respect to any other Portfolio.

      8. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of those Trustees of the Trust who are not interested persons of the Trust shall be committed to the discretion of the 12b-1 Trustees.

      9     Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Sections 4 and 5 hereof for a period of not less than six years from the date of this Plan, any such related agreement or such reports, as the case may be, the first two years in an easily accessible place.

      10. Definition of Certain Terms. For purposes of this Plan, the terms "assignment," "interested person," "majority of the outstanding voting securities," and "principal underwriter" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Trust or the principal underwriter of the Shares by the Securities and Exchange Commission, or its staff under the 1940 Act.


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      11. Separate Series. Pursuant to the provisions of the Declaration of
      Trust, each Portfolio is a separate series of the Trust, and all debts, liabilities and expenses of Class 3 shares of such Portfolio shall be enforceable only against the assets of Class B shares of such Portfolio and not against the assets of any other Portfolio or class of shares or of the Trust as a whole. This Plan constitutes a separate plan of distribution with respect to the Class 3 shares of each Portfolio named on Schedule A from time to time.

      IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of the day and year first written above.

                                          SUNAMERICA SERIES TRUST


                                          BY:
                                             ------------------------------
                                             Name:  Robert M. Zakem
                                             Title: Vice President and Assistant
                                                    Secretary


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                                   SCHEDULE A

                      PORTFOLIOS OF SUNAMERICA SERIES TRUST


Corporate Bond Portfolio
Global Bond Portfolio
High-Yield Bond Portfolio
Worldwide High Income Portfolio
SunAmerica Balanced Portfolio
MFS Total Return Portfolio
Asset Allocation Portfolio
Telecom Utility Portfolio
Equity Index Portfolio
Equity Income Portfolio
Growth-Income Portfolio
Federal Value Portfolio
Davis Venture Value Portfolio
"Dogs" of Wall Street Portfolio
Alliance Growth Portfolio
Goldman Sachs Research Portfolio
MFS Growth and Income Portfolio
Putnam Growth Portfolio
Blue Chip Growth Portfolio
Real Estate Portfolio
Small Company Value Portfolio
MFS Mid-Cap Growth Portfolio
Aggressive Growth Portfolio
Growth Opportunities Portfolio
Marsico Growth Portfolio
International Growth and Income Portfolio
Global Equities Portfolio
International Diversified Equities Portfolio
Emerging Markets Portfolio
Technology Portfolio
Foreign Value Portfolio
Small &  Mid Cap Value Portfolio


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